Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

APRIL 20, 2011		President & CEO
(414) 964-5000
mjkoss@koss.com

KOSS THIRD QUARTER INCOME MORE THAN DOUBLES AS SALES SLIP 3%

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, has reported its results for the third quarter ending March 31, 2011.  Sales for the third quarter were $8,419,663 compared to $8,654,630 for the same three month period one year ago, a 3% decrease.  Net income increased to $640,962, compared to $293,167 for the third quarter last year.  Diluted earnings per share were $0.09 compared with $0.04 one year ago.

Sales for the nine months ending March 31, 2011 trended down by 4% to $31,252,603 compared with $32,485,330 for the same nine month period a year ago.  Nine month net income rose to $2,585,934 compared to a loss of $3,148,775 for the same nine months of 2010.  Diluted earnings per share were $0.35 compared with loss per share of $0.43 one year ago.

“We continue to observe soft re-orders from our largest domestic U.S. retailers,” Michael J. Koss, President and CEO said.  “Year over year, we can track the drop in sales to a single account that we landed in 2010 and their initial opening order to stock their shelves.  We did not land a similar account of that magnitude during this year’s third quarter.”

Koss went on to note that Europe was continuing to make a solid contribution and hoped that the trend would continue for the balance of the fiscal year.  He also noted that the Company was beginning to feel the effects of rising prices for raw materials driven by the weakness of the dollar and soaring energy costs.

“Our gross margins for the quarter actually strengthened,” Koss said. “This is the result of a strong customer mix and model mix that helped cover increases in freight and energy.  But it is clear that inflation is beginning to put pressure on our product costs and we have been working diligently to respond to the coming threat.”

The Company will pay a dividend of $0.06 cents per share on July 15, 2011, to shareholders of record on June 30, 2011.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months		Nine Months
Period Ended March 31,	2011	2010	2011	2010

Net sales	$8,419,663	$8,654,630	$31,252,603	$32,485,330
Cost of goods sold	5,026,193	5,376,392	18,286,561	18,613,704
Gross profit	3,393,470	3,278,238	12,966,042	13,871,626
Operating Expenses:
Selling, general and administrative expense	2,705,534	2,370,021	8,398,963	7,600,954
Unauthorized transactions	—	—	—	10,286,988
Unauthorized transaction related costs and recoveries, net	(376,544)	310,547	94,640	550,547
Total Operating Expenses	2,328,990	2,680,568	8,493,603	18,438,489
Income (loss) from operations	1,064,480	597,670	4,472,439	(4,566,863)
Other Income (Expense)
Interest income	13,192	22	13,216	35
Interest expense	(109,725)	(131,632)	(321,733)	(309,607)
Total Other Expense, net	(96,533)	(131,610)	(308,517)	(309,572)
Income (loss) before income tax provision (benefit)	967,947	466,060	4,163,922	(4,876,435)
Income tax provision (benefit)	326,985	172,893	1,577,988	(1,727,660)
Net income (loss)	$640,962	$293,167	$2,585,934	$(3,148,775)
Earnings (loss) per common share:
Basic	$0.09	$0.04	$0.35	$(0.43)
Diluted	$0.09	$0.04	$0.35	$(0.43)
Dividends per common share	$0.06	$0.06	$0.18	$0.185

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